Exhibit 10.7

DYNAMIC INTELLIGENCE INC.

-AND -

AIRLINE INTELLIGENCE SYSTEMS INC.

-AND-

AIRLINE INTELLIGENCE SYSTEMS INC.

MASTER SERVICES AGREEMENT

Made as of December 9, 2005

Article 1	INTERPRETATION	2
1.1	Definitions	2
1.2	Gender and Number	4
Article 2	SERVICES PRODUCTS	4
2.1	Services	4
2.2	Non-Exclusivity	4
2.3	Intellectual Property Rights	5
2.4	Requests for Assistance	6
2.5	Notice to be Provided	6
2.6	Performance by Responders	6
2.7	Performance by Third Parties	6
2.8	Remuneration for Services	7
2.9	Other Activities	7
Article 3	LIABILITY	7
3.1	Limitation of Liability	7
Article 4	TERM AND TERMINATION	7
4.1	Effective Date	7
4.2	Term	7
4.3	Insolvency, Etc	7
4.4	Default	8
4.5	Effect of Termination	8
Article 5	GENERAL	8
5.1	Governing Law and Attornment

5.2	Public Notices	8
5.3	Relationship of Parties	8
5.4	Further Assurances	8
5.5	Assignment	9
5.6	Severability	9
5.7	Notices	9
5.8	Time of Essence	9
5.9	Limitation of Extent of Agreement	10
5.10	Entire Agreement, Waiver	10
5.11	Breach of One Party.	10
5.12	Counterparts	10

MASTER SERVICES AGREEMENT

THIS AGREEMENT is made as of the 9th day of December, 2005

BETWEEN:

DYNAMIC INTELLIGENCE INC., a corporation
incorporated under the laws of Barbados

("Dynamic")

- and -

AIRLINE INTELLIGENCE SYSTEMS INC., a
corporation incorporated under the laws of the State of Delaware

("AI US")

- and -

AIRLINE INTELLIGENCE SYSTEMS INC a
corporation incorporated under the laws of the Province of

Ontario

("AI Canada")

RECITALS:

A.	Dunamic, AI US and AL Cananda each possess certain capabilities (including any of research, development, marketing, sales and client services capabilities) and each may from time to time require the assistance from one or more of the Group of Companies.

B.	Dynamic AI US and AI Canada wish to establish an ongoing arrangement for the provision of assistance of this sort.

C.	The part parties wish to have AI Canada assign its intellectual Property to AI US so that AI US can assign its Intellectual Property to Dynamic pursuant to the IPA, and for Dynamic to license AIS US pursuant to the IPA.

NOW THEREFORE IN CONSIDERATION of the mutual covenants contrained in this agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknoledged), the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                      Definitions

In this Agreement, the following terms have the following meanings:

"Affiliate" of a Party means a corporation or other legal entity (a) controlled by the Party, (b) controlling the Party, or (c) controlled by the corporation or legal entity which controls the Party, For the purposes of this paragraph, to "control" a corporation or an entity means to own or control, either directly or indirectly such as by intermediary entities, (1) more than 50% of the shares or other securities entitled to vote for election of directors (or other managing authority) of the corporation or entity; (2) more than 50% of the equity interest of the corporation or entity, (3) if the corporation or entity does not have outstanding shares or securities as may be the case in a partnership, joint venture, or unincorporated association, more than 50% of the ownership interest representing the right to make decisions for the corporation or entity; or (4) the maximum shares or other securities entitled to vote for election of directors (or other managing authority) of a foreign corporation or entity permitted by law if (i) the applicable country does not permit the Party to own a greater share due to its nationality and (ii) the foreign corporation or entity is substantially controlled by the Party. Notwithstanding the foregoing, any corporation or other legal entity shall be deemed to be an Affiliate only so long as such control exists,

"AI Canada Intellectual Property" means Intellectual Property that becomes or became owned, controlled or licensable by AI Canada, or its Affiliates to extent such Affiliates are not Affiliates of AI US, during the term of the IPA. Notwithstanding the foregoing, "AI Canada Intellectual Property" excludes Intellectual Property if (and solely to the extent) (a) AIS Canada, or such Affiliates as the case may be, would be obligated to pay royalties or other consideration to a non-affiliated third party if the Intellectual Property is assigned or licensed to AI US hereunder and (b) such obligation existed at the time AI Canada, or such Affiliates as the case may be, acquired its rights in the Intellectual Property.

"Agreement" means this agreement including the recitals, and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time;

"Group of Companies" means collectively Dynamic, AI US and AI Canada.

"Business Day" means any day, other than Saturday, Sunday or any statutory holiday in Canada or the United States;

"Exploit" means make, use, sell, offer for sale, import, reproduce, distribute (including but not limited to by sale, rental, lease, or lending), perform, display, modify, adapt, prepare derivative works of, make substantial and insubstantial alterations, translate into any language, aggregate, have made, license, sublicense, grant sublicensing rights, in any medium whatsoever whether now known or hereafter devised, or otherwise exploit.

"Intellectual Property" means any and all of the following items that are or were created, authored, invented, conceived, reduced to practice, made, filed or derived (collectively "created"), as the case may be, before or during the term of this Agreement (regardless of the location where it was created):

(a) copyrightable works, copyrights and computer software (including data and related documentation), whether or not the subject of a copyright application, copyright registration or renewed copyright,

(b) inventions (whether or not the subject of a patent or patent application, and whether or not reduced to practice), all improvements thereto, conceptions, patents, patent applications, patent disclosures, industrial designs, utility models, industrial design applications and industrial registrations,

(c) continuations, continuations-in-part, divisionals, reissues, reexaminations, revisions, extensions, substitute applications (as defined in MPEP § 201.09) of patents or patent applications filed before or during the term of this Agreement, and other patents which claim the benefit of the filing date of a patent or patent application otherwise filed before or during the term of this Agreement, but solely to the extent it claims subject matter that was disclosed in a patent or patent application filed before or during the term of this Agreement,

(d) moral rights,

(e) proprietary or confidential information, trade secrets and know-how, and

(f) any other proprietary, intellectual or intangible property protected by the law of any jurisdiction or governmental agency

Notwithstanding the foregoing, "Intellectual Property" does not include trademarks, service marks, or similar indicia of origin,

"IPA" means the executed agreement entitled "Intellectual Property Agreement" between AI US and Dynamic, a copy of which is attached as Schedule A.

"Party" means any signatory to this Agreement and "Parties" means all of them;

"Person" means any individual, partnership, limited partnership, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

"Requester" has the meaning given to that term in Section 2.3;

"Responder" has the meaning given to that term in Section 2.3; and

"Services" has the meaning attributed to that term in Section 2.1.

1.2                      Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

ARTICLE 2
SERVICES PRODUCTS

2.1                      Services

2.1.1 Subject to this Agreement, the Parties agree to assist each other as required to provide the following services (collectively, the "Services") for each other:

•   marketing and sales support services

•   consulting services

•   research and development services

•    logistical services

•    financial management and support services

•    technical assistance services

• training services

• administrative services

• loan facilities

• other services as specifically identified from time to time.

2.2                      Non-Exclusivity

The Parties acknowledge that their respective agreements to provide assistance as contemplated by this Agreement are on a non-exclusive basis and that nothing contained in this Agreement will restrict any of them from carrying out or providing, itself or through any third Person, directly or indirectly, Services.

2.3                      Intellectual Property Rights

The following provisions in this Section 2.3 shall apply notwithstanding any other provision to the contrary. In the event of any conflict between this section and another provision hereunder, the rights and obligations of this section shall prevail. In the event of any conflict between this Agreement and the IPA, the rights and obligations of the IPA shall prevail.

(a)	(i)
AI Canada hereby irrevocably assigns to AI US all right, title, and interest, throughout the world, in the AI Canada Intellectual Property including the right to: reproduce, distribute, perform, display, make, have made, modify, adapt, prepare derivative works of, make substantial alterations, use, sell, license, grant sublicensing rights, lease, rent, import, transfer, collect past damages, obtain and own renewals or extensions including copyright renewals, translate into any language or otherwise exploit, in any medium whatsoever, whether now known or hereafter devised, without any accounting or any other obligation owed to AI Canada, all to the maximum extent permitted by law. As between AI US and AI Canada, AI US shall retain ownership of the AI Canada Intellectual Property regardless of any termination or the basis of termination of this Agreement. As between AI US and AI Canada, AI US has sole discretion to register, enforce or protect the AI Canada Intellectual Property, including filing and controlling copyright applications and patent applications in its own name, including continuations, continuation-in-parts, divisionals, reissues, reexaminations or any other patent application which claims the benefit of the filing date of a patent or application assigned to Dynamic. To the extent permissible by law including Copyright Law and without implying an employee-employer relationship between AI Canada and AI US, AI Canada agrees that AI Canada Intellectual Property is "work made for hire" owned solely by AI US.

(ii) AI Canada, subject to the provisions of this Agreement, hereby waives all of its moral rights in all works.
(b)
In the event AI Canada is prohibited by law or contract from assigning particular AI Canada Intellectual Property to AI US, AI Canada shall, to the maximum extent permitted by law or contract, grant AI US a fully paid up, worldwide and perpetual license under the AI Canada Intellectual Property to Exploit any product or service. Such license shall be exclusive to the maximum extent permitted by law or contract.

(c)
AI Canada warrants that all AI Canada Intellectual Property that becomes or became owned, controlled or licensable by AI Canada's Affiliates to extent such Affiliates are not Affiliates of AI US, before or during the Term of the IPA shall be assigned to AI Canada for assignment or licensing to AI US pursuant to this Section 2.3.

(d)	AI Canada warrants that it will not take any action or permit a material omission which interferes with or prevents Dynamics' rights under the IPA.
(e)	The rights and obligations between Dynamic and AI US with respect to Intellectual Property are governed by the PA.
(f)
The rights and obligations of this Section 2.3 shall terminate upon the termination of the IPA regardless of the Term of this Agreement, except that any rights acquired by AI US pursuant to this Section 2.3 and prior to the termination of the IPA shall survive the termination of the IPA and this Agreement.

2.4                      Requests for Assistance

Whenever a Party (the "Requester") requires Services to be provided by a third Person, the Requester may, but need not, by notice as contemplated by this Agreement or as otherwise agreed by the Parties from time to time, offer the opportunity to perform the Services to any one or more of the other Parties. Any Party that, within 3 Business Days after receipt of the notice provided for in Section 2.5, expresses willingness to assist the Requester is referred to below as a "Responder".

2.5                      Notice to be Provided

If a Requester anticipates that it will require another member of the Group to provide Services, the Requester will notify the relevant other Parties, providing as much prior notice as is practicable and specifying, to the extent possible, the nature of the Services to be provided, any timing deadlines or constraints, and any further information that may reasonably be required by a Responder.

2.6                      Performance by Responders

The Responders will perform their duties under this Agreement honestly and in good faith with a view to the best interests of the Group of Companies.

2.7                      Performance by Third Parties

With consent of the Requester, any Service to be performed by a Responder may be performed by a third party with whom the Responder has entered into an arrangement or agreement relating to the provision of that Service, provided that agreement contains provisions in favour of the Requester which are no less favourable than those contained in this Agreement.

2.8                      Remuneration for Services

The fees for Services provided by the Responders to the Requesters will be agreed to by the Parties on a comparable basis to arm's length pricing.

2.9                      Other Activities

The Parties acknowledge the possibility that each of them may provide services to third parties. Each Party will be free to pursue these opportunities, subject only to maintaining its capacity to perform Services it has agreed to provide and to fulfilling its obligations as described in this Agreement

ARTICLE 3
LIABILITY

3-1                      Limitation of Liability

A Responder's entire liability and a Requester's exclusive remedy for damages resulting from a Responder's performance or non-performance related in any way to any Services provided under this Agreement will be recovery of actual damages. This limitation will apply regardless of the form of action, whether based on contract or tort, including negligence.

IN NO EVENT WILL A RESPONDER BE LIABLE FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES (EVEN IF THE RESPONDER HAS BEEN ADVISED OF THE POSSIBILITY OF THIS LOSS) INCLUDING BUT NOT LIMITED TO, LOST BUSINESS REVENUE, FAILURE TO REALIZE EXPECTED PROFITS OR SAVINGS OR OTHER COMMERCIAL OR ECONOMIC LOSS OF ANY KIND, OR ANY CLAIM AGAINST A REQUESTER BY ANY OTHER PARTY.

ARTICLE 4
TERM AND TERMINATION

4.1                      Effective Date

This Agreement will take effect as of December 9, 2005.

4.2                      Term

Subject to earlier termination in accordance with its terms, this Agreement will remain in force as long as the IPA is in force and will terminate contemporaneously with the IPA without notice.

4.3                      Insolvency. Etc.

Any Party may terminate this Agreement immediately by written notice upon the other Party being adjudged bankrupt or filing a voluntary petition in bankruptcy or similar legislation for the relief of debtors, or making an assignment for the benefit of creditors generally, or upon any proceedings for dissolution or liquidation being commenced (except for purposes of amalgamation or reconstruction) or upon a receiver, manager or receiver-manager bemg appointed in respect of its undertaking or all or a substantial part of it proceedings or whose appointment is not vacated or discharged wimin 30 days.

                     Default

Any party may terminate this agreement upon any material breach of it by any other Partv by giving 30 days' prior written notice to that Party specifying the alleged breach, provided that the breach is not cured within the 30 day period.

4.5                      Effect of Termination

Termination or expiry of this Agreement will be without prejudice to the rights of the Parties accrued up to the date of termination or expiry of this Agreement.

The provisions of Sections 2.3 and 3.1 will remain in force and effect after termination or expiration of this Agreement, until the Parties may mutually agree to the release of the obligations contained therein.

ARTICLE 5
GENERAL

5.1                      Governing Law and Attornment

This Agreement will be deemed to have been entered into in the State of Delaware, and will be governed by the laws in force in Delaware. The Parties irrevocably attorn to the non-exclusive jurisdiction of the courts of Delaware.

5.2                      Public Notices

No press release or other announcement concerning the transaction contemplated by this Agreement may be made by any Party, without the prior written consent of the other Parties, not to be unreasonably withheld.

5.3                      Relationship of Parties

The relationship of the Parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement is to be construed to constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint venture or common undertaking.

5.4                     Further Assurances

The Parties will each, as reasonably required by the other, enter into agreements, execute documents and otherwise do all things as may be necessary or desirable to carry into full force and effect the intentions of this Agreement.

5.5                      Assignment

Limited Assignment Rights. No Party shall have the right to assign or transfer any of its rights and obligations under this Agreement (in insolvency proceedings, by mergers, acquisitions or otherwise) without the other Partys' written consent except that all rights and obligations may be assigned to an Affiliate or third party where the assignment is in connection with the sale, reorganization or other transfer of substantially all of the relevant business of the assigning party.

Termination Option. Upon receiving notice of the assigning Party's assignment of or intent to assign this Agreement, the other Party may terminate this Agreement by providing notice to the assigning Party within thirty (30) days of such notice of assignment or intent to assign. If the assignment occurs and this Agreement is terminated in accordance with this paragraph, then termination shall be effective the moment before the assignment. AI US shall not have the option to terminate the Agreement in accordance with this paragraph if the assigning party is AI Canada, and AI Canada shall not have the option to terminate the Agreement in accordance with this paragraph if the assigning party is AI US.

Change in Ownership. Any change in ownership of a Party that results in a change in control of a Party shall be deemed an assignment to a third party for the purposes of this paragraph.

Void Assignments. Any assignment or other transfer of rights and obligations hereunder which is inconsistent with the foregoing shall be null and void ab initio.

5.6                      Severability

If any provision of this Agreement is held invalid by a tribunal of competent jurisdiction, the remaining provisions will nevertheless remain in full force and effect.

5.7                      Notices

Any notice or other communication to be given or made under this Agreement including a notice to effect a change in a Party's address for notice, must be in writing addressed to the current head office of that Party and will be deemed to have been duly given or made on the earliest of the following:

• actual delivery

• 48 hours after being sent by commercial courier service; and

• the day following which any e-mail, facsimile or telegram message is sent.

5.8                      Time of Essence

Time is of the essence of this Agreement.

5.9                      Limitation of Extent of Agreement

This Agreement is subject and subordinate to any other agreement between any all of the Parties that deals specifically with any matter addressed in this Agreement.

5.10                    Entire Agreement. Waiver

Subject to Section 5.9, this Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with this subject matter except as specifically set forth or referred to in this Agreement. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the Party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

5.11                    Breach of One Party

In the event a Party breaches this Agreement ("Breaching Party") and another Party ("Acting Party") chooses to take action against the Breaching Party, then such action shall only affect the rights and obligations between the Breaching Party and the Acting Party. The rights and obligations between the Breaching Party and the remaining Parties (if any), and the Acting Party and the remaining Parties (if any), shall remain unaffected.

5.12                    Counterparts

This Agreement may be signed in counterparts and each counterpart will constitute an original document and all counterparts, taken together, will constitute one and the same instrument.

5.13                    Counsel

Each Party acknowledges that, in connection with the negotiation and execution of this Agreement, it had the opportunity for independent legal advice by counsel of its own selection and experienced in the relevant subject matter areas and domiciles of the Parties, that each Party fully understands the facts, that each Party has been fully informed as to its legal rights and obligations, and that each Party is signing the Agreement freely and voluntarily.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT WITH EFFECT AS OF THE 9TH DAY OF DECEMBER, 2005.

DYNAMIC INTELLIGENCE INC.

By:	/s/ Barry Skinner
Barry Skinner
President

AIRLINE INTELLIGENCE SYSTEMS INC.

By:	/s/ Stephen Johnston
Stephen Johnston
President

AIRLINE INTELLIGENCE SYSTEMS INC.

By:	/s/ Harrold Roy Miller
Harrold Roy Miller
President

SCHEDULE A

Intellectual Property Agreement between AI US and Dynamic (the "IPA")

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